EXHIBIT 10.1

October 16, 2026

Richard Fricke
[Redacted]

Dear Richard,

This letter agreement and release (the “Agreement”) confirms the agreement entered into between you and your Employer regarding the termination of your employment effective October 19, 2026 (“Termination Date”) and explains the package of separation pay and benefits that has been specially developed for you in consideration of a fully bargained for release and settlement of any and all claims that you have presently, may have or have had in the past arising from your employment with and termination of your employment from the Employer up to and including the date you execute this Agreement. Additionally, pursuant to this Agreement, you are releasing all claims against the Company. For purposes of this Agreement, the term “Employer” shall mean Element Solutions Inc. The term “Company” shall mean the Employer and any of its direct or indirect parent or subsidiary corporations or companies, and any of its or their affiliates, divisions, and business units. “Effective Date” is defined in Section 15.

    1.     CONSIDERATION IN SETTLEMENT. The consideration provided to you under this Agreement is not required under the Employer's policies or otherwise, except as expressly noted, and you acknowledge that you know of no circumstances other than you agreeing to the terms of this Agreement which would require the Employer to provide such consideration. You acknowledge that no representations of any kind have been made by the Employer to induce your execution of this Agreement and that the only representations made to you in order to obtain your consent to this Agreement are as stated herein. The fact that the Employer is offering to make these payments to you on these terms and conditions imposes no obligation whatsoever on the Employer or the Company to offer to pay any amounts to any employee whose employment is terminated with the Employer or the Company now or in the future. Accordingly, if you execute (and do not revoke) this Agreement you will receive:

(a)    CONSULTING SERVICES. You acknowledge and agree that the opportunity to enter into the Consultant Agreement referenced in Section 23 below (the “Consultant Agreement”), and the compensation and benefits payable thereunder and under this Agreement, are being provided by the Company in lieu of severance pay and fully satisfy any obligation of the Company for any severance pay. You further agree that, except for the payments and benefits expressly provided under the Consultant Agreement and this Agreement, you will not be entitled to receive any additional severance, severance pay, or other compensation arising from the termination of your employment.

Notwithstanding the foregoing, if subsequent to the Termination Date, the Employer discovers that you committed acts while employed with the Employer which constitutes “Cause” (as defined below), the Employer may cease further payments Consulting Fee and other consideration as provided for in the Consultant Agreement and may require you to reimburse the Employer for all or any payments of Consulting Fee and other consideration previously made. For purposes of this Agreement, “Cause” shall mean (i) breach by you of any material provision of any written agreement you may have with the Company or violation in any material respect of any written policy of the Company; (ii) gross negligence or willful misconduct by you in connection with the performance of your duties, or your willful refusal to perform any of your duties or responsibilities; or (iii) fraud, criminal conduct or embezzlement by you.

(b)    CONTINUATION OF MEDICAL AND/OR DENTAL INSURANCE BENEFITS. If you elect to continue coverage pursuant to the Employer’s medical and/or dental insurance benefit plans as in effect and amended from time to time, pursuant to the provisions of COBRA as described in (c) below, then, subject to the other terms and conditions of this paragraph, your continued participation (for you and your eligible beneficiaries) will be at the contribution level in effect for active employees until the earliest of (i) the termination of the Consultant Agreement, (ii) you become eligible for Medicare, (iii) you become eligible for coverage under medical and/or dental insurance benefit plans through your spouse, and/or (iv) you become eligible for coverage under medical and/or dental insurance benefit plans, as the case may be, of another employer through future employment in accordance with the conditions set forth in Section 18. You must immediately notify the Employer when you become eligible for Medicare or for coverage under medical and/or dental insurance benefits plans of another employer through your future employment.

(c)        COBRA. To the extent provided by the federal Consolidated Omnibus Budget Reconciliation Act of 1985 law, or if applicable, state insurance laws (collectively “COBRA”), and by the Employer’s current group health insurance policies, and subject to the provisions of paragraph (b) above, you will be eligible to continue your group health insurance benefits after the Termination Date at the same expense as any other active employee covered under the plan for up to 36 months. Within the timing required by law, you will be provided a separate notice describing your COBRA rights and obligations with respect to continued group health insurance under the applicable state and/or federal insurance laws. Specific costs and details will be provided to you on a timely basis.

(d)      LONG-TERM INCENTIVE EQUITY AWARDS. During your employment, you were a participant in the Element Solutions Inc long term incentive program (“LTI”), pursuant to which you received (i) a Performance-Based Restricted Stock Award Agreement dated January 19, 2024 (“Award #1”), (ii) a Restricted Stock Unit Agreement dated January 19, 2024 (“Award #2”), (iii) a Performance-Based Restricted Stock Award Agreement dated February 12, 2025 (“Award #3”), (iv) a Restricted Stock Unit Agreement dated February 12, 2025 (“Award #4”), (v) a Performance-Based Restricted Stock Award Agreement dated February 10, 2026 (“Award #5”), and a Restricted Stock Unit Agreement dated February 10, 2026 (“Award #6”), each representing LTI awards under the Element Solutions Inc Amended and Restated 2013 Incentive Compensation Plan or the Element Solutions Inc 2024 Incentive Compensation Plan, as applicable (each, the “Plan”). (Award #1, Award #2, Award #3, Award #4 Award #5 and Award #6 are referred to herein each as an “Award” and collectively as the “Awards”). Subject to Section 18 and achieving the applicable performance vesting criteria set forth in Award #1, Award #3 and Award #5, you will continue to be eligible to receive the vesting of Award #1, Award #3 and Award #5, if, as and when such Award would otherwise vest for full-time, actively employed, similarly situated participants in the Plan generally, even though you will not be a full-time, active employee on the date the restrictions would otherwise lapse. Subject to Section 18 and achieving the respective time vesting criteria set forth in Award #2, Award #4, and Award #6, you will continue to be eligible to receive the vesting of the tranches of such Awards that would otherwise vest in the ordinary course in February 2027, February 2028 and February 2029, if, as and when such Awards otherwise would vest if you were actively employed, even though you will not be a full-time, active employee on the date the Awards would otherwise vest. The Awards will otherwise continue to be governed by and subject to the terms and conditions of the applicable award agreement and the applicable Plan. Any remaining unvested equity awards not addressed in this paragraph will be forfeited upon termination.

        (e)    INCENTIVE COMPENSATION. Subject to achieving all applicable performance targets and metrics, you will be eligible to receive any annual incentive cash bonus you would otherwise have received for 2026 pursuant to the Employer’s 2026 Annual Incentive Program, if, as and when any such bonus would have been paid to you if you had remained an active employee of the Employer at the time of such payment.  This payment is taxable compensation and subject to any applicable withholding taxes.
(f)    NO MITIGATION. Nothing in this Section 1 or any other provision of this Agreement shall be deemed to require you to mitigate the cost of any severance pay, Consulting Fee under the Consultant Agreement and/or benefits provided herein or hereunder.

2.    OTHER BENEFIT PLANS. Effective as of the Termination Date, you acknowledge that you are no longer eligible to participate in any of the Employer’s or the Company’s other benefit plans including, but not limited to the Employer’s 401(k) savings plan (the "401(k) Plan").

            3.         VACATION AND PAID TIME OFF (“PTO”).        As of the Termination Date, no further vacation or PTO shall accrue. An amount equal to seven (7) days representing your remaining accrued and unused vacation based on your base salary in effect at the time of your termination or, if applicable, any accrued and unused PTO, will be paid in a lump sum on the next pay date following your Termination Date, except as otherwise required by applicable state law, subject to standard payroll deductions and withholdings. This amount represents payment to you in lieu of any and all accrued but unused vacation or PTO time you may still have. You will receive these payments regardless of whether you enter into this Agreement.

    4.     ELECTION.      If you decide not to execute this Agreement, you may elect to receive the severance pay and/or benefits defined in any employment contract or other written agreement between you and the Employer which may be in effect on your Termination Date and covers your separation with the Employer, if any. The acceptance of the Consultant Agreement and benefits available under this Agreement shall constitute a waiver of any severance pay you would have been entitled to under any other agreement.

            5.         RETURN OF EMPLOYER AND COMPANY PROPERTY. You acknowledge that prior to and as a condition of your entry into the Consultant Agreement and receipt of any Consulting Fee and/or consideration as described in the Consultant Agreement and this Agreement, you will return all Employer and Company documents (and all copies thereof) and other property, which is in your possession. Such property includes, but is not limited to office keys, credit cards, computers, computer discs and software, printers, fax machines, cellular phones, all documents, files and other information of the Employer and Company whether or not the property meets the definition of “Confidential Information” or “Trade Secrets” under any applicable policy of the Company, agreement between you and the Company or applicable laws, and other related Employer and Company books, equipment or records. Notwithstanding anything to the contrary in this Section 5, you will be permitted to keep (i) your current Company-provided notebook computer, together with power cord and standard factory-included attachments (but not separate monitors or docking stations), and (ii) your current Company-provided i-Phone mobile telephone device; provided, however, after the Termination Date you will be solely responsible for paying for any service and maintenance contracts and obtaining any licenses for software used on the computer and/or mobile telephone device, and the Company will not provide any service or pay for any continued use of such computer or mobile device. You acknowledge that you will not have access to any Company-provided software from and after the Termination Date, and you agree to allow the Company to delete any Company files and software on any Company-provided computer and mobile device.

    6.    REIMBURSEMENT OF EXPENSES. The Employer shall reimburse you for any and all business expenses for which you are entitled to reimbursement under the Employer’s expense reimbursement policies and procedures in effect on the date hereof. All expenses for reimbursement shall be submitted within thirty (30) days from the date of this Agreement, and the Employer shall process such expenses promptly. Any expenses submitted after this thirty (30) day period will not be paid.

    7.    NON-DUPLICATION OF BENEFITS. The amount of severance and other payments hereunder and under the Consultant Agreement shall be reduced on a dollar for dollar basis by any disability, severance, separation or termination pay benefits that the Employer pays or is required to pay you through insurance or otherwise under any plan or contract or under any federal or state law; provided, however, that the severance payment shall never be less than two (2) weeks' base salary, and such amount is acknowledged to be full and adequate consideration for this Agreement.

    8.    GENERAL RELEASE OF CLAIMS. You agree to release and hold harmless (on behalf of yourself and your family, heirs, executors, successors and assigns) now and forever, the Employer and the Company and any of the foregoing entities’ past, present or future parent and subsidiary corporations, affiliates, divisions, successors and assigns (whether or not incorporated) and any of its past, present or future employees, agents, assigns, officers, directors, shareholders and attorneys whether acting in their individual or representative capacity (the “Released Parties”) from and waive any claim that you have presently, may have or have had in the past, known or unknown, against the Released Parties upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world through the date you execute this Agreement, including, without limitation, all claims arising from your employment with, or termination of employment from, the Employer and the Company, or otherwise, including but not limited to, any and all claims brought or that could be brought pursuant to or under any federal, state or local statute (including, without limitation, the Age Discrimination in Employment Act of 1967, the 1990 Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification

Act, as well as any state or local equivalents of any of the foregoing, including, without limitation, the Connecticut Fair Employment Practices Act, the Connecticut Minimum Wage Act, the Connecticut Family and Medical Leave Act, the Connecticut Paid Sick Leave Act and Conn. Gen. Stat. §31-290a, and all other applicable statutes regulating the terms and conditions of your employment), any regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge, slander, libel or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Released Parties and you, including, without limitation, any claim you might have for termination or severance pay, change-in-control payments, incentive payments, vesting of equity or other incentive compensation, benefit continuation or other employment or post-employment benefits, in each case pursuant to the Employer's severance policies or practices as from time to time in effect, or otherwise (the “Released Claims”).

You expressly waive and relinquish all rights and benefits under any section of any law or legal principle of similar effect in any other jurisdiction with respect to your release of any unknown or unsuspected claims herein.

You acknowledge that you are aware you may hereafter discover facts different from, or in addition to, those which you or your attorneys now know or believe to be true with respect to the matters released in this Agreement, and agree that the releases so given in this Agreement shall be and remain in effect as full and complete releases of the respective claims, notwithstanding any such different or additional facts.

Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims which are not waivable as a matter of law; and (ii) any claims for breach of this Agreement. You represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

9. NO PENDING ACTION/COVENANT NOT TO SUE. Except to enforce the terms of this Agreement and as provided below, you agree and covenant not to file any suit or other legal action against the Released Parties with regard to any of the Released Claims. You further represent and warrant that as of the date you sign this Agreement no suits, complaints, charges, or other proceedings are pending against the Released Parties before any court, administrative agency, commission or other forum relating directly or indirectly to the Released Claims.

NOTHING IN THIS AGREEMENT IS INTENDED IN ANY WAY TO LIMIT YOUR RIGHT OR ABILITY TO INITIATE OR PARTICIPATE IN ANY INVESTIGATION OR PROCEEDING CONDUCTED BY ANY FEDERAL, STATE OR LOCAL AGENCY, INCLUDING THE U.S. EQUAL EMPLOYMENT OPPORTUNITY COMMISSION (“EEOC”). NOTWITHSTANDING THE FOREGOING, YOU AGREE TO WAIVE YOUR RIGHT TO RECOVER MONETARY DAMAGES IN ANY SUIT, COMPLAINT, CHARGE OR OTHER PROCEEDING FILED BY YOU OR ANYONE ELSE ON YOUR BEHALF.

10.    ADEA WAIVER. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (the “ADEA Waiver”), and that the consideration given for this ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the

ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver (by providing written notice of your revocation to the Company; and (v) this ADEA Waiver will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date’). You further acknowledge that the Employer has provided you with the ADEA Disclosure information (under Title 29 USC Section 626(f)(1)(H)).

11. FUTURE ASSISTANCE. Upon request, you agree to provide such assistance and cooperation in any matter relating to your expertise or experience as the Employer may reasonably request including your attendance and truthful testimony where deemed appropriate by the Employer, to the Employer's defense or prosecution of any existing or future claims or litigations of which the Employer identifies you as potentially having knowledge. The Employer shall pay you reasonable costs and expenses in connection therewith.

12.    RIGHT TO COUNSEL.    The Employer hereby advises you that you should consult with an attorney prior to execution of this Agreement. You acknowledge that you understand it is in your best interest to have this document reviewed by an attorney of your own choosing and at your own expense, and you hereby acknowledge that you have been afforded not less than twenty-one (21) days during which to consider this Agreement and to have it reviewed by your attorney. To the extent that you decide to execute this Agreement prior to the expiration of the twenty-one (21) day review period, such execution shall constitute a voluntary and knowing valid waiver of such review period.

13.    FREE WILL.     You are entering into this Agreement of your own free will and without coercion, intimidation or threat of retaliation. You acknowledge and agree that the Employer and/or the Company have not exerted any undue pressure or influence on you in this regard. You acknowledge that you have had reasonable time to determine whether entering into this Agreement is in your best interest and you have read and fully understand the terms set forth in this Agreement. You understand that if you request additional time to review the provisions of this Agreement, a reasonable extension of time will be granted.

    14.    BREACH OF AGREEMENT/PENALTIES.     If you initiate or participate in any lawsuit or other legal action in violation of this Agreement, or if you fail to abide by any of the terms of this Agreement, except to the extent prohibited by law, the Employer may reclaim any amounts paid under this Agreement and/or the Consultant Agreement, without waiving the release granted herein, and terminate any benefit or payments that are due under the Agreement and/or the Consultant Agreement, in addition to any other remedies it may have. In addition, you shall pay the Employer all of its actual attorneys' fees and costs incurred resulting from, or incident to, such violation and you agree to pay such fees and costs within thirty (30) days of the Employer's written demand.

15.    REVOCATION AND EFFECTIVE DATE.     This Agreement may be revoked by you within the seven (7) days after the date on which you sign this Agreement and it is received by the Employer. You understand that this Agreement shall not become binding or enforceable until this seven (7) day period has expired without you having so revoked. This

Agreement shall become effective on the eighth (8th) day following your signing of this Agreement (the "Effective Date") provided that you have not revoked the Agreement prior to such date. Any such revocation must be made in a signed letter executed by you and received by the Employer at the following address no later than 5 p.m. Eastern Time on the seventh day after you have executed this Agreement: Element Solutions Inc, 500 South Pointe Drive, Suite 200, Miami Beach, FL 333139, Attention: General Counsel. You understand that if you revoke this Agreement, this Agreement will not be effective or enforceable by you and you will not be entitled to any payments or benefits hereunder. You understand and agree that you will not receive the payments and benefits set forth in this Agreement, except for your execution of this Agreement and the fulfillment of your promises set forth herein. Any notice to be given under this Agreement (other than the revocation, if any, set forth above) shall be given in writing and delivered either personally or sent by certified mail to the Employer c/o General Counsel at the above address and to you at your address in the Employer's records or such other address as you may provide to Employer in writing in advance in accordance with this Section 15.

    16.    CONFIDENTIALITY.    In addition to any agreement related to trade secrets, confidential information and/or work products previously executed by you, including, you will not at any time divulge to any other entity or person any information acquired by you concerning the financial affairs of the Employer or the Company, its affiliates and subsidiaries, its officers, directors, employees and/or shareholders or the Employer’s or the Company’s business processes or methods or research, development or marketing programs or plans, any other of its trade secrets, any information regarding personal matters of any directors, officers, shareholders, employees or agents of the Employer or the Company or their respective family members, any information concerning this Agreement or the terms thereof or any information concerning the circumstances of your employment with and the termination of your employment from the Employer or the Company, or any information regarding discussions related to any of the foregoing or make, write, publish, produce or in any way participate in placing into the public domain any statement, opinion or information with respect to any of the foregoing or which reflects adversely upon or would reasonably impair the reputation or best interests of the Employer or the Company or any of its directors, officers, employees or agents or their respective family members. Confidential information does not include (i) information which is required to be disclosed by court order, subpoena or other judicial process, (ii) information regarding your job responsibilities during your employment with the Employer to prospective employers in connection with an application for employment, (iii) information regarding the financial terms of this Agreement to your spouse or your tax advisor for purposes of obtaining tax advice provided that such persons are made aware of and agree to comply with the confidentiality obligation, or (iv) information which is necessary to be disclosed to your attorney to determine whether you should enter into this Agreement.

The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial or any posting on the Internet. In addition to any and all other remedies available to the Employer for any violation of this Section, you agree to immediately remit and disgorge to the Employer any and all payments paid or payable to you in connection with or as a result of engaging in any of the above acts.

Nothing herein is intended to interfere with any disclosure right protected by law.

17.    DISCLOSURE OF CONFIDENTIAL INFORMATION.    In the event that you are required to make disclosure under any court order, subpoena or other judicial process, you will cooperate with the Employer and provide the Employer with prompt written notice, take all steps requested by the Employer to defend against the compulsory disclosure and permit the Employer to participate with counsel of its choice in any proceeding relating to the compulsory disclosure. You acknowledge that all information, the disclosure of which is prohibited by this Agreement, is of a confidential and proprietary character and of great value to the Employer and/or the Company. You also acknowledge that, to the extent you had access to and became acquainted with confidential information of the Employer and/or the Company, any subsequent employment with a competitor of the Employer and/or the Company would inevitably result in a prohibited disclosure of confidential information.

18.       COVENANT AGAINST COMPETITION, SOLICITATION. In addition to any agreement related to competition previously executed by you, until the termination of the Consultant Agreement, you shall not, without the prior written consent of the Employer’s Chief Executive Officer, directly or indirectly own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated with, any other corporation, partnership, proprietorship, firm, association or other business entity, or otherwise engage in competition with, perform services for, own an interest in, or otherwise participate in, a “Competitive Business”. This restriction of competition is limited to provision of the same or similar services as those performed by you during your employment with the Employer or any of its direct and indirect subsidiary companies. To the extent prior written consent of the Employer’s Chief Executive Officer is not granted and you nonetheless decide to engage or participate in such Competitive Business, (i) the Consultant Agreement will automatically terminate and (ii) any remaining Awards not vested in accordance to Section 1(d) will be forfeited, in each case upon your first day of such engagement or participation. Notwithstanding the foregoing, this provision shall not prohibit you from performing any services for any entity if such services are performed outside the United States unless those services were provided outside the United States during the term of your employment with the Employer or any of its direct and indirect subsidiary companies, in which case the restriction shall extend to those geographic areas in comity with those services provided; nor shall it prohibit you from performing any service for any entity if such services are in no way related to any business which is competitive with the business of the Employer or any of its direct and indirect subsidiary companies. “Competitive Business” means the business engaged in by the Employer and any or all of its direct and indirect subsidiary companies immediately prior to the Termination Date. Further, until the end of the Severance Period you shall not, and shall not permit any of your employees, agents or others under your control to, directly or indirectly, on behalf of you or any other person, (i) call upon, accept Competitive Business from or solicit Competitive Business of any person who is, or had been at any time during the preceding two years, a customer of the Company or any successor to the business of the Company, or otherwise divert or attempt to divert any business of the Company of any such successor, or (ii) directly or indirectly recruit or otherwise solicit or induce any person who is an employee of, or otherwise engaged by, the Company or any successor to the business of the Company to terminate his or her employment or other relationship with the Company or such successor.

    19.    NON-ADMISSION. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Employer or the Company.

20.    SEVERABILITY CLAUSE. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect. If any provision of this Agreement is held to be invalid, void or unenforceable in any jurisdiction, any court so holding shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of such provisions of this Agreement. If any of the provisions of, or covenants contained in, this Agreement are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in any other jurisdiction, which shall be given full effect, without regard to the invalidity or unenforceability in such other jurisdiction. Any such holding shall affect such provision of this Agreement, solely as to that jurisdiction, without rendering that or any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

21.    OFFSET. The Employer shall be entitled to offset any sums owed by you to the Employer against the severance pay payable pursuant to Sections 1 and/or 4 and/or other consideration payable pursuant to this Agreement and/or the Consultant Agreement, including, but not limited to, any Consulting Fee and/or Employer contributions to your medical and/or dental coverage provided to you prior to the Effective Date of this Agreement.

    22.    ASSIGNMENT. This Agreement is personal to you and you may not assign any rights or delegate any responsibilities hereunder.

23. CONSULTANT AGREEMENT. You and the Employer agree to enter into a Consultant Agreement in the form attached hereto as Annex A, effective as of the Effective Date, providing for the terms pursuant to which you will provide assistance to the Employer after the Termination Date.

    24.    GOVERNING LAW AND CHOICE OF FORUM.    This Agreement shall be governed by, and construed pursuant to, the laws of the State of Connecticut applicable to transactions executed and to be wholly performed in Connecticut between residents thereof. The parties consent and agree to the exclusive jurisdiction of the Federal and State courts sitting in the State of Connecticut for all purposes.

25.    ENTIRE AGREEMENT.    This Agreement, including documents referenced herein, expressly supersedes any and all previous understandings and agreements between the Employer and/or the Company and you and constitute the sole and exclusive understanding between the Employer and/or the Company and you concerning the subjects set forth herein, other than any agreements related to non-competition or trade secrets, confidential information and/or work product previously executed by you. This Agreement may not be altered, modified, changed or discharged except in a writing signed by you and agreed to by the Employer. You understand and agree that other than as set forth in this Agreement, you will not receive any compensation, payments or benefits of any kind from the Employer and/or the

Company and you expressly agree that you are not entitled and have no right to any additional compensation, payments or benefits other than the payment of vested benefits (if any) under the terms of the Employer’s qualified pension plans, as amended from time to time.

To accept the above terms, please execute and return to the undersigned an original of this Agreement in the postage paid envelope included with this letter no later than twenty-one (21) days after the date first written above. Until the Effective Date, you will not receive any of the benefits outlined in this letter.

If you have any questions, please let me know.

Sincerely,

/s/ Benjamin Gliklich
Benjamin Gliklich
Chief Executive Officer
                     Element Solutions Inc

AGREEMENT AND
ACKNOWLEDGMENT

I, Richard Fricke, acknowledge receipt of the Agreement and I agree to all the terms and conditions set forth in the Agreement. I have read and fully understand the terms set forth in the Agreement and enter into such agreement of my own free will and without coercion, intimidation or threat of retaliation. I also acknowledge and understand that I have been afforded twenty-one (21) days to consider the Agreement and to have the Agreement reviewed by my attorney if I so choose. I further understand that I have seven (7) days to revoke the Agreement after the date I sign the Agreement and that the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period without revocation.

Signature: /s/ Richard Fricke__________         Date: October 19, 2026_______

Annex A

CONSULTANT AGREEMENT

This agreement, dated October 19, 2026 (“Agreement”) is between Element Solutions Inc, having its offices at 500 South Pointe Drive, Suite 200, Miami Beach, FL 333139 (the “Company”) and Richard Fricke, with an address of [Redacted] (“Consultant”).
In consideration of the mutual promises contained in the Agreement, the Company and Consultant agree as follows:

1.     CONSULTANT WORK
    Consultant agrees to perform the following described consulting work for the Company (“Work”):

Providing such assistance as the Company may reasonably request related to Consultant’s former employment duties with the Company, including to transition such duties to another party or parties and to train designated employees of the Company in matters related to Consultant’s former employment duties with the Company; Responding to questions and providing such information relating to Consultant’s expertise or experience as the Company may request, including transitioning knowledge related to Consultant’s former job with the Company; provided that Consultant shall not be required to provide Work in excess of 100 hours during the Term.

2.     TERM
The term of this Agreement will commence effective on the date of this Agreement and will terminate at 11:59 pm U.S Eastern Standard Time on October 18, 2029 (the “Term”).

3.PERFORMANCE OF WORK

(a)Consultant will perform the Work in a diligent and workmanlike manner consistent with the best professional standards and practices. Consultant will also perform the Work in accordance with all applicable and existing Federal, State and local laws, regulations and ordinances, and the Company standards and specifications as are made known to Consultant by the Company.

(b)In performing the Work, Consultant will be reasonably available at such times as are reasonably necessary to perform the Work.

(c)Consultant shall not have any power or authority to bind the Company unless specifically authorized, in writing, by the Company. Unless specifically provided for in this Agreement, Consultant shall not make any representation, warranty, or agreement in the name of the Company or on behalf of the Company or undertake any other act binding the Company without the prior written consent of the Company. The Company shall not be liable for any act of Consultant made in excess of or contrary to such instructions of the Company.

(d)Consultant will be responsible for setting his own work hours and for providing his own office space and equipment used in performing the Work. Consultant will not be required to perform the Work from a Company location or from any particular location and may perform the Work remotely from a location of his choosing.

4.    PAYMENT FOR WORK
During the Term, the Company will pay Consultant, for performance of the Work, a flat fee of twenty thousand ($20,000) (gross) per month (the “Consulting Fee”). Consultant agrees that the Company will not be obligated to reimburse any out-of-pocket costs or expenses incurred by Consultant in performance of the Work unless such costs or expenses are specifically and explicitly approved by the Chief Executive Officer of the Company in writing in advance of the costs being incurred. Payment of the Consulting Fee may be subject to any required withholdings and shall be made monthly.

Consultant acknowledges that he will not be entitled to any compensation for Work other than the Consulting Fee set forth above during the Term.

5.    RECORDS: AUDIT
Consultant will maintain true and correct records relating to all Work performed, including any special costs for which payment is to be made to Consultant under this Agreement.

6.    CONFIDENTIAL AND PROPRIETARY INFORMATION
(a)In performing the Work, Consultant may be exposed to the confidential and/or proprietary information of the Company and others. Consultant will hold in confidence and refrain from using or disclosing to any third party, without the Company’s prior written consent, any information relating to the Company’s business, financials, taxes, products, processes and/ technology that the Company may furnish to Consultant or that may be developed in the course of or in connection with Consultant’s performing the Work. Consultant’s obligations of confidentiality and non-use under this paragraph will survive the termination of this Agreement and remain in effect following the expiration of the Term.

(b)All memoranda, papers, letters, notes, notebooks and all copies thereof in any way relating to the business or affairs of the Company and provided to Consultant in connection with Consultant’s performing the Work will be held by Consultant as the Company’s property and upon request by the Company at any time shall be immediately returned by Consultant to the Company. Any work product created by the Consultant in the performance of his work hereunder and/or produced with any information of the Company shall be considered a work for hire and shall belong exclusively to the Company without any additional compensation due to Consultant.

7.    FORCE MAJEURE
Neither Consultant nor the Company will be considered in default of this Agreement to the extent that any delay or failure in the performance of its obligations results, without its fault or negligence, from any cause beyond its reasonable control, such as Acts of

God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, adverse weather conditions, strikes or lockouts.

8.    [RESERVED]

9.    INDEPENDENT CONTRACTOR
Consultant’s relationship with the Company will be that of an independent contractor. Nothing in this Agreement is to be construed as designating Consultant an agent or employee of the Company. As an independent contractor, the Consultant will be solely responsible for paying any taxes due on amounts paid by the Company to Consultant hereunder (other than taxes required by law to be paid by the Company) and Consultant hereby indemnifies the Company for any liability for such taxes and/or the Consultant’s failure to pay such taxes. Consultant agrees that Consultant will not be entitled to medical or dental insurance pursuant to this Agreement or any other benefits or compensation except as specifically set forth in this Agreement.

10.    NOTICE
Any notice that may be given, or is required to be given, under this Agreement, will be in writing and will be delivered personally or sent by telecopy or by certified mail, postage prepaid, return receipt requested and addressed.

    If to the Company:
Element Solutions Inc
500 South Pointe Drive, Suite 200
Miami Beach, FL 333139
Attn: General Counsel

    If to Consultant:
Richard Fricke
362 Pennfield Road
Fairfield, CT 06824

11.    ASSIGNMENT
Rights under this Agreement may not be assigned, and obligations under this Agreement may not be delegated, in whole or in part, by either Consultant or the Company without the prior written consent of the other party.

12.    ENTIRE AGREEMENT
This Agreement constitutes the entire agreement between the Company and Consultant on the subject matter of Consultant’s performing consulting work for the Company. The Agreement may not be extended or otherwise changed except by means of a separate written document, signed by both the Company and Consultant, that expressly refers to this Agreement. However, nothing in this Agreement shall be construed as affecting any prior agreements between the Consultant and the Company.

13.    GOVERNING LAW

The validity, interpretation and performance of this Agreement will be governed by the laws of the State of Connecticut, without regard to its conflict of law’s provisions. The parties hereby expressly and irrevocably submit to the jurisdiction and venue of the state and Federal courts located in the State of Connecticut.

14.ANTI-CORRUPTION
(a)Consultant acknowledges receipt of a copy of the Foreign Corrupt Practices Act/Anti-Corruption Policy (the "Policy") of the Company and its Parent Company and agrees that Consultant and any person or entity employed or retained by it or on its behalf (a "Representative") (i) will fully comply with the Policy and all applicable anti-corruption laws ("Applicable Laws"), including without limitation the US Foreign Corrupt Practices Act;  (ii) will not pay, offer, or promise to pay, or authorize the payment, directly or indirectly, of any monies or anything of value to any governmental official, government employee, political party, or candidate for political office for the purpose of influencing any act or decision of such person or of the government to obtain or retain business, direct business to another person, or otherwise gain an improper advantage; and (iii) will not, pay, offer, or promise to pay, or authorize the payment, directly or indirectly, of any monies or anything of value to any private individual that could reasonably be expected to cause the recipient to violate his or her duty of loyalty or trust.

(b)Except as previously disclosed in writing, neither Consultant nor any Representative is an official of any government or related by blood or marriage to any governmental official.  Consultant will not hire an agent, subcontractor, or Consultant who will be expected to provide services to the Company or any of its affiliated companies without the Company’s prior written consent.

(c)Consultant will maintain reasonably detailed books and records and accounting controls to accurately and fairly reflect all payments made and other actions taken in connection with this Agreement.

(d)The Company may audit Consultant’s books and records related to this Agreement and conduct other reviews to the extent necessary to verify compliance with the Policy and Applicable Laws.  Consultant and its Representatives will fully cooperate with the Company’s personnel and outside advisors in connection with that effort.  If that effort uncovers any noncompliance, Consultant will immediately reimburse the Company for the cost of such audit or review and take all necessary corrective action to remedy the situation.

(e)Consultant will immediately advise the Company in writing if Consultant learns of, has reason to know of, or suspects any violation of the Policy or any Applicable Laws involving the Company, any of the Company’s affiliated companies, or the actions of Consultant or its Representatives in connection with this Agreement.  If Consultant or any of its Representatives violates the Policy or any Applicable Laws, if any statement in this Section 14 is untrue, or if Consultant fails to perform any of its obligations under this Section 14: (i) the Company or any of its affiliated companies may immediately terminate this Agreement without further obligation or liability whatsoever, including without limitation any obligation to pay any fees or other compensation to Consultant hereunder.

In Witness Whereof, the Company and Consultant execute this Agreement.

ELEMENT SOLUTIONS INC:                                 Consultant: RICHARD FRICKE

By: __________________________         By: ________________________

Title: ________________________

Date: ________________________         Date: _______________________